Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2012 with respect to the consolidated financial statements of New York Mortgage Trust, Inc., incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2011 in the Registration Statement on Form S-3, as amended (File No. 333-179314, effective April 11, 2012), which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York

October 2, 2012